Exhibit 99.1
ASCENT MEDIA CORPORATION ANNOUNCES FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS FOR YEAR ENDED DECEMBER 31, 2009
Englewood, Colorado — March 12, 2010 — Ascent Media Corporation (“Ascent Media” or the “Company”) (Nasdaq: ASCMA) today reported financial results for the fiscal year and fourth quarter ended December 31, 2009. Ascent Media is a holding company that owns Ascent Media Group, LLC (“AMG”), a leading worldwide provider of fully integrated, end-to-end services for the digital media supply chain. The Company also holds significant cash reserves and maintains a strong balance sheet with virtually no debt.
“AMG’s financial performance throughout the year and in the fourth quarter was negatively impacted by ongoing softness in the global advertising and media markets,” said William Fitzgerald, Chief Executive Officer of Ascent Media. “The severity and duration of these market conditions necessitated taking action to decrease our cost structure and capital commitments. Our success here has been instrumental in dampening the impact of these systemic challenges as our revenue growth opportunities come back online.”
AMG’s Chief Executive Officer, Jose Royo added, “In the fourth quarter, we began seeing signs that market conditions, particularly in advertising which impacts all of our businesses, were beginning to stabilize. In Creative Services, we worked on almost half of the Super Bowl advertisements aired, completing projects for top advertisers such as Audi, Bridgestone and Dodge. In our digital services group, 2009 represented a record year for both revenue and OIBDA, reflecting overall growth in demand for content to be transformed and delivered to an ever-increasing number of platforms. Internationally, we secured key new business with a major studio in the UK and BBC Worldwide in Singapore, highlighting the growth potential for our content distribution services in those markets. We are pleased with these developments and are confident that we can effectively leverage our geographic and operating scale as conditions improve.”
Ascent Media Group
Through its two operating segments, Creative Services and Content Services, AMG provides solutions for the creation, management, and distribution of content to major motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies, and other companies that produce, own or distribute entertainment content.

AMG’s Content Services segment, which generates approximately two-thirds of AMG’s total revenue, provides owners of first-run content as well as video and film libraries with a full suite of services that enable secure and efficient movement of content across the digital supply chain. AMG also provides the expertise and capacity to assemble and distribute cable and broadcast network programming via fiber, satellite, and the Internet to viewers around the world.
AMG’s Creative Services segment, representing one-third of AMG’s revenue, provides award-winning post-production and visual effects for feature films, entertainment television, and commercials.
Fourth Quarter and Full Year Ended December 31, 2009 Operating Results
Total revenue for the fourth quarter ended December 31, 2009 totaled $117.2 million compared to $123.9 million for the fourth quarter ended December 31, 2008. Consolidated revenue for the full year ended December 31, 2009 decreased 22.0% to $453.7 million compared to $581.6 million at December 31, 2008. Declines in fourth quarter and full year 2009 revenues were primarily driven by a reduction in revenue for the Content Services segment. Loss from continuing operations before income taxes totaled $7.1 million in the fourth quarter 2009, compared to $103.8 million in the prior year period, and $41.6 million for the full year 2009, compared to $115.4 million in the prior year.
For the fourth quarter, Content Services revenue declined $13.2 million to $67.3 million primarily driven by a $6.6 million decrease in systems integration revenue. Full year 2009 Content Services revenue decreased $128.1 million to $281.1 million driven primarily by a $95.5 million reduction in systems integration revenue.
For the full year 2009, total SG&A expense was $105.2 million, compared to an expense of $115.0 million in the prior year. Included in SG&A is corporate general and administrative expenses of $25.5 million in 2009 and $28.4 million in 2008. The decline in 2009 SG&A is primarily due to cost cutting initiatives we implemented early in 2009.
Creative Services revenue for the fourth quarter increased $6.5 million to $49.9 million primarily driven by a $6.8 million increase in editorial services revenue. For the full year ended December 31, 2009, Creative Services revenue increased $117,000 to $172.6 million due to a $14.6 million increase in editorial services in the United States offset by a $12.1 million decline in commercial revenues.
On a combined basis across both of AMG’s operating segments, segment adjusted OIBDA increased $0.5 million to $15.4 million during the fourth quarter ended December 31, 2009. For the full year 2009, segment adjusted OIBDA decreased $14.7 million to $45.1 million versus the prior year period. Segment adjusted OIBDA is a non-GAAP measure of operating performance on a segment-by-segment basis and does not include various material expenses that are included in the measurement of loss from continuing operations before income taxes pursuant to GAAP. For a more complete discussion of segment adjusted OIBDA please see “Non-GAAP Financial Measures” and “Reconciliation for Total Segment Adjusted OIBDA” below.
Content Services segment adjusted OIBDA declined $1.1 million to $8.4 million in the fourth quarter of 2009 versus the comparable quarter of 2008. For the full year 2009, Content Services group segment adjusted OIBDA decreased $10.6 million to $26.0 million, compared to $36.6 million in the prior year period. The decline in full year 2009 segment adjusted OIBDA is primarily attributable to reductions in systems integration revenue.
Creative Services segment adjusted OIBDA increased $1.6 million to $7.0 million in the fourth quarter due to an increase in editorial services revenue in the quarter. For the full year ended December 31, 2009, Creative Services segment adjusted OIBDA decreased $4.1 million to $19.1 million. The decline in Creative Services segment adjusted OIBDA at year end 2009 was primarily attributable to lower commercial production revenues.
Liquidity and Capital Resources
At December 31, 2009, Ascent Media had $292.9 million of consolidated cash and cash equivalents, as well as $56.2 million of liquid marketable securities. AMG’s cash flow from operating activities was $36.0 million for the year compared to $21.0 million at year end 2008.
The primary driver of cash flow from operating activities is segment adjusted OIBDA. In addition, cash flow from operating activities is significantly impacted by changes in working capital, which are generally due to the timing of purchases and payments for equipment and the timing of billings and collections of revenue, as well as corporate general and administrative expenses, which are not included in segment adjusted OIBDA.
Conference Call & Webcast
Ascent Media will host a conference call at 11:00 a.m. ET on March 12, 2010 to discuss the Company’s business and financial results for the fourth quarter and 2009.
To access the call please dial (866) 430-4291 from the United States, or (706) 634-8989 from outside the U.S. The conference call I.D. number is 59315234. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call can be accessed through March 18, 2010 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 59315234. This call will also be available as a live webcast which can be accessed at Ascent Media’s Investor Relations Website at http://www.ascentmediacorporation.com/Investor-Relations.aspx.

Non-GAAP Financial Measures
This press release includes a presentation of “segment adjusted OIBDA”, which is a non-GAAP financial measure, for each of AMG’s two operating segments, and on a combined basis for both the Content Services segment and the Creative Services segment. Ascent Media defines “segment adjusted OIBDA” as revenue less cost of services and selling, general and administrative expense (excluding stock-based and long-term incentive compensation and accretion expense on asset retirement obligations), determined in each case on a separate basis for the indicated operating segment only. The operating segments do not include corporate level general and administrative expenses, which amounted to $25.5 million in 2009, compared to a $28.4 million in corporate level general and administrative expenses in 2008. Ascent Media believes that segment adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’s ability to fund its ongoing capital expenditures and service any debt. In addition, this measure is used by Ascent Media’s management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based and long-term incentive compensation, accretion expense on asset retirement obligations, restructuring and impairment charges, gains/losses on the sale of operating assets and other income and expenses that are included in the measurement of loss from continuing operations before income taxes pursuant to GAAP. Accordingly, segment adjusted OIBDA should be considered in addition to, but not as a substitute for loss from continuing operations before income taxes and other measures of financial performance prepared in accordance with GAAP. Because segment adjusted OIBDA excludes corporate level general and administrative expenses and does not include an allocation for corporate overhead, segment adjusted OIBDA should not be used as a measure of our liquidity or as an indication of the operating results that could be expected if either operating segment were operated on a stand-alone basis. As companies often define non-GAAP financial measures differently, segment adjusted OIBDA as calculated by Ascent Media should not be compared to any similarly titled measures reported by other companies.
Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance, and other matters that are not historical facts. These forward- looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation: Ascent Media’s lack of operating history as a stand-alone company; economic conditions and industry trends including the timing of, and spending on, motion pictures, television and television advertising; competitor and market response to our services, including pricing acceptance and the acceptance of any new services; and our ability to identify attractive acquisition opportunities, consummate acquisitions on acceptable terms and, to the extent applicable, integrate any acquired businesses. These forward looking statements speak only as of the date of this press release, and Ascent Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent Media, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K, for additional information about Ascent Media and about the risks and uncertainties related to Ascent Media’s business which may affect the statements made in this press release.
About Ascent Media Corporation and Ascent Media Group
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, AMG, which is primarily engaged in the business of providing content and creative services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG provides solutions for the creation, management and distribution of content to motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
	Amounts in thousands,
	except share amounts

Assets

Current assets:
Cash and cash equivalents	$292,914	341,517
Trade receivables, net	91,414	112,473
Prepaid expenses	9,756	11,410
Deferred income tax assets, net	562	10,826
Assets held for sale	2,817	1,918
Income taxes receivable	17,793	9,122
Other current assets	1,635	2,776

Total current assets	416,891	490,042
Investments in marketable securities	56,197	—
Property and equipment, net	187,498	211,812
Deferred income tax assets, net	1,029	22,545
Assets held for sale	9,261	12,116
Other assets, net	11,607	8,789

Total assets	$682,483	745,304

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$18,731	22,374
Accrued payroll and related liabilities	17,778	22,258
Other accrued liabilities	21,647	31,103
Deferred revenue	8,618	11,671
Liabilities related to assets held for sale	4,098	3,796

Total current liabilities	70,872	91,202
Other liabilities	29,015	28,792

Total liabilities	99,887	119,994

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,446,241 shares at December 31, 2009	134	134
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 734,127 shares at December 31, 2009	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,464,925	1,459,078
Accumulated deficit	(878,853)	(825,956)
Accumulated other comprehensive loss	(3,617)	(7,953)

Total stockholders’ equity	582,596	625,310

Total liabilities and stockholders’ equity	$682,483	745,304

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
	amounts in thousands, except per share amounts

Net revenue	$117,206	123,908	453,681	581,625

Operating expenses:
Cost of services	83,933	89,079	328,896	435,253
Selling, general, and administrative, including stock-based and long-term incentive compensation	20,899	28,690	103,738	118,848
Restructuring and other charges	4,627	6,102	7,273	8,801
Gain on sale of operating assets, net	(337)	(1,885)	(467)	(9,038)
Depreciation and amortization	15,322	13,115	57,120	55,691
Impairment of goodwill	—	95,069	—	95,069

	124,444	230,170	496,560	704,624

Operating loss	(7,238)	(106,262)	(42,879)	(122,999)

Other income:
Interest income	761	1,419	2,660	6,579
Other income (expense), net	(608)	1,042	(1,416)	1,008

	153	2,461	1,244	7,587

Loss from continuing operations before income taxes	(7,085)	(103,801)	(41,635)	(115,412)
Income tax benefit (expense) from continuing operations	(27,588)	2,752	(17,370)	15

Net loss from continuing operations	(34,673)	(101,049)	(59,005)	(115,397)

Discontinued operations:
Earnings from discontinued operations	2,374	1,444	7,869	83,838
Income tax expense	(532)	1,716	(1,761)	(33,060)

Earnings from discontinued operations, net of income tax	1,842	3,160	6,108	50,778

Net loss	$(32,831)	(97,889)	(52,897)	(64,619)

Basic and diluted earnings (loss) per share
Continuing operations	$(2.46)	(7.18)	(4.19)	(8.21)
Discontinued operations	0.13	0.22	0.43	3.61

Net earnings (loss)	$(2.33)	(6.96)	(3.76)	(4.60)

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2009 and 2008

	2009	2008
	Amounts in thousands

Cash flows from operating activities:
Net loss	$(52,897)	(64,619)
Adjustments to reconcile net loss to net cash provided by operating activities:
Earnings from discontinued operations, net of income tax	(6,108)	(50,778)
Depreciation and amortization	57,120	55,691
Stock-based compensation	2,443	293
Gain on sale of assets, net	(467)	(9,038)
Impairment of goodwill	—	95,069
Deferred income tax expense (benefit)	30,802	6,059
Other non-cash credits, net	(2,100)	(8,308)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	21,435	7,958
Prepaid expenses and other current assets	(3,023)	1,152
Payables and other liabilities	(19,635)	(21,160)
Operating activities from discontinued operations, net	8,404	8,722

Net cash provided by operating activities	35,974	21,041

Cash flows from investing activities:
Capital expenditures	(29,986)	(37,162)
Cash paid for acquisitions, net of cash acquired	(2,702)	(3,859)
Purchases of marketable securities	(68,126)	—
Proceeds from sales of marketable securities	16,309	23,545
Cash proceeds from the sale of discontinued operations	—	127,831
Cash proceeds from the sale of operating assets	1,440	18,433
Other investing activities, net	(1,785)	(93)
Investing activities from discontinued operations, net	(38)	(7,365)

Net cash provided by (used in) investing activities	(84,888)	121,330

Cash flows from financing activities:
Net cash transfers from Discovery Holding Company (“DHC”)	—	(1,735)
Stock option exercises	2,121	—
Payment of capital lease obligation	(1,810)	(752)

Net cash provided by (used in) financing activities	311	(2,487)

Net increase (decrease) in cash and cash equivalents	(48,603)	139,884

Cash and cash equivalents at beginning of year	341,517	201,633

Cash and cash equivalents at end of year	$292,914	341,517

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Reconciliation for Total Segment Adjusted OIBDA
(unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
	amounts in thousands

Segment Adjusted OIBDA:
Content Services	$8,382	9,519	25,976	36,577
Creative Services	7,000	5,365	19,108	23,184

Total segment adjusted OIBDA	15,382	14,884	45,084	59,761
Corporate general and administrative expenses	(6,417)	(8,422)	(25,458)	(28,410)

Total adjusted OIBDA	8,965	6,462	19,626	31,351

Stock-based and long-term incentive compensation	(566)	(217)	(2,401)	(3,531)
Accretion expense on asset retirement obligations	(86)	(106)	(239)	(296)
Restructuring and other charges	(4,627)	(6,102)	(7,273)	(8,801)
Depreciation and amortization	(15,322)	(13,115)	(57,120)	(55,691)
Gain on sale of operating assets, net	337	1,885	467	9,038
Impairment of goodwill	—	(95,069)	—	(95,069)
Participating residual interest change in fair value	4,061	—	4,061	—
Other income, net	153	2,461	1,244	7,587

Loss from continuing operations before income taxes	$(7,085)	(103,801)	(41,635)	(115,412)

Contacts:
Josh Hochberg
Sloane & Company
212-446-1892
Jhochberg@sloanepr.com
Erica Bartsch
Sloane & Company
212-446-1875
Ebartsch@sloanepr.com